EXHIBIT 10.1

Riot Blockchain, Inc.

August 20th, 2018

Blockchain Mining Supply & Services Ltd.

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement (the “Agreement”) dated as of February 15, 2018 by and between Blockchain Mining Supply & Services Ltd. (“BMSS”) and Riot Blockchain, Inc., a Nevada corporation (the “Company) pursuant to which the Company acquired certain assets consisting of 3,000 Bitmain Antminer S9 and related equipment. Terms not defined herein shall have the meanings ascribed thereto in the Agreement.

1.

Section 2(b)(ii) of the Agreement provides for the obligation of the Company to pay $1,500,000 to BMSS no later than one hundred and eighty days after the Closing Date or at such time when the Assets become operational, whichever is sooner.

2.

The Company and BMSS hereby agree to waive any and all past due amounts, if any, pursuant to Section 2(b)(ii) of the Agreement.

3.

Section 2(b(ii) of the Agreement is further deleted in its entirety and replaced with the following:

2(b)(ii). The Company shall pay to BMSS $150,000 by wire transfer of immediately available funds to an account designated in writing by BMSS on or before August 21, 2018. Thereafter the Company shall pay $200,000 to BMSS by wire transfer of immediately available funds on or before September 30, 2018 and on each 30 day anniversary thereafter for a total of 6 payments of $200,000 until a total of $1,350,000 in total payments has been paid.  The Company shall make a final payment equal to $150,000, plus accrued and unpaid interest on all unpaid amounts calculated at a rate equal to 10% per annum, to be paid 30 days following the last payment of $200,000.  In addition to interest accruing on unpaid balance at 10%,

Interest on any late installment payment shall accrue at a rate equal to the lower of 16% or the maximum rate allowable by law on any and all unpaid installments until paid in full.

4.

The Company shall issue BMSS 50,000 shares of restricted common stock, no par value, of the Company (the “Stock”) in connection with this Amendment.  BMSS understands and agrees the Stock shall be restricted common stock which may not be transferred or resold without an effective registration statement or exemption, and shall contain a restrictive legend, as required by the Securities Act of 1933, as amended. The shares are to be issued within 7 days of the signing of this agreement.

5.

The waivers and amendments set forth herein relate solely to the subject matter hereof on the terms described above and shall not be deemed to waive any of other rights or remedies under the Agreement in connection with any other transactions not contemplated herein.

6.

Except as set forth herein, all of the other provisions of the Exchange Agreement shall remain in full force and effect in accordance with their terms.

Very truly yours,

Riot Blockchain, Inc.

By:	/s/ John O’Rourke
Name:	John O’Rourke
Title:	CEO

Agreed and acknowledged

BLOCKCHAIN MINING SUPPLY & SERVICES LTD.

By: /s/ William Tencer

Name: William Tencer

Title: President

[SIGNATURE PAGE TO WAIVER LETTER]

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